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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-8

                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                           JB OXFORD HOLDINGS, INC.
            (Exact name of registrant as specified in its charter)

                    Utah                        95-4099866
         (State of incorporation) (I.R.S. Employer Identification No.)

     9665 Wilshire Blvd., Third Floor, Beverly Hills, CA          90212
          (Address of Principal Executive Offices)              (Zip Code)

           JB Oxford Holdings, Inc. 1998 Stock Option and Award Plan
                           (Full Title of the Plan)

    Christopher L. Jarratt                   Copy to:
    Chairman of the Board and                Christopher J. Hubbert, Esq.
    Chief Executive Officer                  Kohrman Jackson & Krantz P.L.L.
    JB Oxford Holdings, Inc.                 One Cleveland Center, 20th Floor
    9665 Wilshire Blvd., Third Floor         Cleveland, Ohio 44114
    Beverly Hills, CA 90212                  216/696-8700
    310/777-8888
    (Name, address, telephone number,
     including area code of agent for service)

                        Calculation of Registration Fee

=================================================================================================================
Title of securities          Amount to be         Proposed maximum       Proposed maximum           Amount of
 to be registered             registered         offering price per     aggregate offering      registration fee
                                                      share(1)               price(1)
-----------------------------------------------------------------------------------------------------------------
Common Stock,               1,550,000 shares            $1.3125              $2,034,375.00
$0.01 par value                22,500 shares            $  9.00              $  202,500.00
                              531,000 shares            $7.4375              $3,949,312.50
                            1,396,500 shares            $  4.16              $5,809,440.00           $3,166.85

Plan Interests             Indeterminate (2)
=================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) on the basis of (i) the actual exercise price of outstanding options under the Registrant's 1998 Stock Option and Award Plan (the "Plan") for the purchase of 1,550,000 shares of Common Stock at $1.3125 per share, 22,500 shares of Common Stock at $9.00 per share and 531,000 Shares of Common Stock at $7.4375 per share, and (ii) the average of the high and low market price of the Common Stock on August 16, 2000 with respect to 1,396,500 shares of Common Stock for which options have not yet been granted pursuant to the Plan.

(2) Pursuant to Rule 416 (c) under the Securities Act of 1933, as amended, this Registration Statement covers an indeterminate amount of plan interests to be offered or sold pursuant to the Plan.

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

                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The information required by Part I is included in documents sent or given to participants in the JB Oxford Holdings, Inc. 1998 Stock Option and Award Plan, pursuant to Rule 428(b)(1) issued by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act").

                                    PART II


              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents previously filed by JB Oxford Holdings, Inc., a Utah corporation (the "Company"), with the Commission are hereby incorporated by reference in this Registration Statement:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

     (b) The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000, filed on May 12, 2000.

     (c) The Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2000, filed on August 14, 2000.

     (d) The description of the Company's Common Stock contained in its Registration Statement on Form 8-A dated September 24, 1987 (File No. 000-16240) filed with the Commission pursuant to Section 12(g) of the Exchange Act. (There is no further Amendment or report filed for the purpose of updating such description.)

     All documents hereafter filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective Amendment hereto that indicates all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     Not applicable.

Item 6. Indemnification of Directors and Officers

     Certain provisions of the Utah General Corporation Law, the Company's articles of incorporation and contracts provide that in certain cases, officers and directors of the Company will be indemnified by the Company against certain costs, expenses and liabilities which such officer or director may incur in his capacity as such. The Company maintains an insurance policy that provides protection, within the maximum liability limits of the policy and subject to a deductible amount for each claim, to the Company under its indemnification obligations and to the directors and officers of the Company with respect to certain matters that are not covered by the Company's indemnification obligations. Accordingly, the liability of such persons may be affected as a result thereof.

Item 7. Exemption From Registration Claimed

     Not applicable.

Item 8. Exhibits

4.1   The Company's 1998 Stock Option and Award Plan/1/

4.2   The Company's articles of incorporation/2/

5.1   Opinion of Kohrman Jackson & Krantz P.L.L.

23.1  Consent of Arthur Andersen, LLP

23.2  Consent of BDO Seidman, LLP

23.3 Consent of Kohrman Jackson & Krantz P.L.L. (contained in its opinion filed as Exhibit 5.1)

24.1 Reference is made to the Signatures section of this Registration Statement for the Power of Attorney contained therein

Item 9. Undertakings

     (a) The Company hereby undertakes:

______________

     /1/ Incorporated by reference to the Company's Proxy Statement on Schedule 14A, as filed with the Commission on April 29, 1999.

     /2/ Incorporated by reference to Exhibit 1 of the Company's Current Report on Form 8-K as filed with the Commission on October 30, 1990.

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (a)(1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That for the purpose of determining liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Company hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Company's annual report pursuant to
Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the

Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California, on August 21, 2000.

                                        JB OXFORD HOLDINGS, INC.

                                        By: /s/ Christopher L. Jarratt
                                            --------------------------------
                                            Christopher L. Jarratt
                                            Chairman and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Christopher L. Jarratt and James G. Lewis his true and lawful attorneys-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


          Name                                             Title                                   Date
/s/ Christopher L. Jarratt                 Chairman and Chief Executive Officer                August 21, 2000
---------------------------------
Christopher L. Jarratt

/s/ James G. Lewis                         Director, President and Chief Operating             August 21, 2000
---------------------------------
James G. Lewis                             Officer

/s/ Michael J. Chiodo                      Chief Financial Officer, Treasurer                  August 21, 2000
--------------------------------
Michael J. Chiodo                          (Principal Financial and Accounting Officer)

/s/ Mark D. Grossi                         Director                                            August 21, 2000
---------------------------------
Mark D. Grossi

/s/ David A. Mahood                        Director                                            August 21, 2000
------------------------------
David A. Mahood

                                 EXHIBIT INDEX


4.1  The Company's 1998 Stock Option and Award Plan/1/

4.2  The Company's articles of incorporation/2/

5.1  Opinion of Kohrman Jackson & Krantz P.L.L.

23.1 Consent of Arthur Andersen, LLP

23.2 Consent of BDO Seidman, LLP

23.3 Consent of Kohrman Jackson & Krantz P.L.L. (contained in its opinion filed as Exhibit 5.1)

24.1 Reference is made to the Signatures section of this Registration Statement for the Power of Attorney contained therein

______________

     /1/ Incorporated by reference to the Company's Proxy Statement on Schedule 14A, as filed with the Commission on April 29, 1999.

     /2/ Incorporated by reference to Exhibit 1 of the Company's Current Report on Form 8-K as filed with the Commission on October 30, 1990.